Exhibit B

(Mining Claim & Lease Sale/Purchase Agreement)

QUITCLAIM DEED

Know all men by these presents:

That Robert A. Larson, P. O. Box 85, Ouray, Colorado 81427, Grantor, hereby quitclaims, assigns and transfers to American Strategic Minerals Corporation, 31161 Hwy 90, P.O. Box 888, Nucla, CO 81424, Grantee, and/or its successors and assigns, all right, title and interest of the Grantor in and to the following described unpatented mining claims located in San Miguel County, Colorado:

> Claims PJ10 through PJ39, BLM CMC numbers 271269 through 271298, located in San Miguel County, Colorado, (Reception Numbers 396463 through 396492 in the land records of San Miguel County) also known as the Pitchfork claims (hereafter "the Claims").

Together with all and singular any improvements thereon and tenements, hereditaments and appurtenances thereto, but excepting and reserving and retaining to Grantor, his heirs, successors and assigns, a nonparticipating production royalty interest on all ores produced from the Claims which shall run with the Claims, such royalty interest being defined and calculated according to paragraphs 1 through 4 below:

1. Grantee shall pay Grantor a Production Royalty of Five-Percent (5.0%) of the "fair market value", determined as hereinafter provided, of all crude ores containing uranium, vanadium and associated and related minerals mined and shipped or sold from the Claims or fed to Initial Process.
2. If ores mined from the Claims are sold by Grantee in a crude state to an independent mill or other reduction works, "fair market value" shall mean the gross amount received by Grantee for such crude ores mined and sold to a mill or other plant (hereinafter referred to collectively as "Receiving Plant"), f.o.b. the mill, including any subsidy, bonus or equivalent thereof payable by the federal government or any agency thereof or from any other source as a result of the production, sale or disposal of crude ore; providing that payment of royalties on such subsidy or bonus is not contrary to law or governmental regulation.
3. If Grantee does not sell crude ore to a Receiving Plant but elects to feed such ore to "Initial Process," as herein defined, it will pay Grantor Five-Percent (5.0%) of the fair market value of all crude ores mined and removed from the Claims and fed to "Initial Process". "Initial Process" as used herein shall mean any processing or milling procedure to up-grade, concentrate or refine crude ores, including custom milling or other processing arrangement whereby title to the crude ore and all products derived therefrom is retained by Grantee. "Fair market value" as used in this Paragraph 3 shall mean the value of such crude ores, f.o.b. the mill, as determined by the prevailing market price for ores of similar geological

characteristics, grade, quantities and metallurgical characteristics at the time of delivery of said ores and shall include any subsidy, bonus or equivalent thereof, payable to or by the federal government or any agency thereof or from any other source as a result of the production sale or disposal of crude ore, providing the payment of royalties on such subsidy or bonus is not contrary to law or government regulation.

4. Unless crude ores are fed to Initial Process by Grantee or unless otherwise required by law or by regulation or action of a governmental agency, Grantee will make reasonable efforts to ship all ores mined hereunder to the Receiving Plant offering the most favorable terms for the quantity available, and will appropriately bill the ores to show that they are from the Claims. Most favorable terms shall be defined as the highest compensation that can be obtained from a mill, after deducting the costs for shipping the ore. Irrespective of the above provision, Grantee shall have the right to enter into long term marketing contracts for the marketing of mine production from the Claims, under which the price paid pursuant to such contract shall be determinative of the fair market value of the ores for purposes of royalty calculation. In negotiating any such long term marketing contracts, Grantee agrees to utilize reasonable efforts in an attempt to have included in such contracts provisions providing for escalation or de-escalation of price to reflect changes in the market prices for the mine production during the term of the contracts.

Royalties shall be paid by Grantee quarterly on or before the last day of the month succeeding the end of each calendar quarter for the immediate preceding quarter. At the time of payment, Grantee shall provide Grantor with a detailed statement showing production from the Claims, all sales of such production, and the calculation of the royalty payment. Grantor or his designee shall have the right to inspect and audit the books and records of Grantee, or of any affiliate or party related to Grantee, to verify the calculation of the royalty.

Witness my hand signed below this **Thirtieth (30th) day of January, 2012**.

Grantor:

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Robert A. Larson

State of Colorado:
County of Ouray:
The foregoing instrument was acknowledged before me this ____ day of _________________, 2011 by Robert A. Larson who attested the same as his free and voluntary act and deed. Witness my hand and official seal. My commission expires _____________.

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Notary Public